                                                                   EXHIBIT 10.08


Heartware, Inc.

Heartware Limited

Douglas E. Godshall

Executive Service Agreement

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                                                                               .
                                                                               .

Contents

1  INTERPRETATION                                                              1
   1.1  Definitions                                                            1
   1.2  Interpretation                                                         2
   1.3  Headings                                                               2

2  EMPLOYMENT OF EXECUTIVE                                                     3

3  TERM                                                                        3

4  LOCATION                                                                    3

5  HOURS                                                                       3

6  DUTIES                                                                      3
   6.1  General duties                                                         3
   6.2  Specific duties                                                        4

7  REMUNERATION                                                                4
   7.1  Salary                                                                 4
   7.2  Salary payments                                                        4
   7.3  Salary Review                                                          4
   7.4  Bonus scheme                                                           5
   7.5  Sign on bonus                                                          5
   7.6  Other benefits                                                         5

8  Expenses                                                                    5

9  Employee Share Option Plan                                                  6

10 Annual leave                                                                6
   10.1 Entitlement to annual leave                                            6
   10.2 Taking annual leave                                                    6

11 PROPRIETARY INFORMATION AGREEMENT                                           6

12 ACKNOWLEDGMENTS                                                             7

13 RESTRICTIVE COVENANTS                                                       7
   13.1 Non-competition                                                        7
   13.2 Non-solicitation                                                       8
   13.3 General provisions                                                     8

14 TERMINATION                                                                 8
   14.1 Termination for cause                                                  9
   14.2 Termination without Cause                                             10
   14.3 Termination by Executive for "Good Reason"                            10
   14.4 Deemed breach                                                         11
   14.5 Garden leave                                                          11

15 RESIGNATION AS AN OFFICER                                                  11

16 COMPANY PROPERTY                                                           12
   16.1 Company property                                                      12
   16.2 Confidential information                                              12
   16.3 Destruction of property                                               12

17 POLICIES                                                                   12

18 SURVEILLANCE                                                               13
   18.1 Computer use                                                          13
   18.2 Camera surveillance                                                   13

19 SEVERABILITY                                                               13

20 GOVERNING LAW                                                              13

21 ARBITRATION                                                                13

22 NO WAIVER                                                                  13

23 ENTIRE AGREEMENT                                                           14

24 TAX CONSEQUENCES                                                           14

25 NOTICES                                                                    14

26 PUBLICITY                                                                  14

27 NON-DISPARAGEMENT                                                          14

28 MISCELLANEOUS                                                              15

     DATE

     Parties

     HEARTWARE, INC. a Delaware corporation of 3351 Executive Way, Miramar, Florida USA 33025-3935 (COMPANY)

     HEARTWARE LIMITED (ACN 111 970 256) an Australian corporation of Level 46, 2 Park Street, Sydney in the State of New South Wales, Australia (HEARTWARE AUSTRALIA)

     DOUGLAS E. GODSHALL of Town Line Road, Franklin, Massachusetts, USA (EXECUTIVE)

     BACKGROUND

A HeartWare Australia is the owner of all of the issued and outstanding voting stock of the Company.

B The Company wishes to employ the Executive and to appoint him to the position of President of the Company and HeartWare Australia wishes to appoint him to the position of director and Chief Executive Officer of HeartWare Australia. The Executive has agreed to accept the employment with the Company and appointments as President, director and Chief Executive Officer of the Company and HeartWare Australia, respectively, on the terms and conditions set out in this Agreement.

     AGREED TERMS

1    Interpretation

1.1  DEFINITIONS

     In this document:

     AGREEMENT means the agreement as evidenced by this document.

     BOARD means the board of directors of the Company.

     COMMENCEMENT DATE means 18 September 2006 or such other date as the parties may agree in writing.

     COMPETITIVE BUSINESS means any business or activity which is involved in the research, development, sale, distribution and/or marketing of mechanical circulatory assist devices.

     CONFIDENTIAL INFORMATION includes all information, howsoever recorded or stored, relating to the business, methodology or affairs of the Company, HeartWare Australia or any other company in the Group, or any person or entity with which the Company, HeartWare Australia or any other company in the Group deals or is concerned which is not within the public domain.

     DISPUTE means a difference or dispute arising out of or in relation to this Agreement or the Employment.

     EMPLOYMENT means the employment of the Executive under this Agreement.

     GROUP means HeartWare Australia, the Company and such other respective parent, subsidiary, affiliate, or otherwise related corporations as may exist from time to time.

     HEARTWARE AUSTRALIA BOARD means the board of directors of HeartWare Australia.

     INTELLECTUAL PROPERTY includes, but is not limited to, ideas, designs, patents, trade marks, copyright and designs whether registered or unregistered, software developments, computer programs, security codes, eligible layout rights, know-how, inventions and improvements in procedures made or discoveries conceived from the moment of creation and/or fixation in tangible media.

1.2  INTERPRETATION

     Unless expressed to the contrary:

     (a)  words importing:

          (i)  the singular include the plural and vice versa;

          (ii) any gender includes the other genders;

     (b) if a word or phrase is defined cognate words and phrases have corresponding definitions;

     (c)  a reference to:

          (i) a person includes a firm, unincorporated association, corporation and a government or statutory body or authority;

          (ii) a person includes its legal personal representatives, successors and assigns;

          (iii) a statute, ordinance, code or other law includes regulations and other statutory instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

          (iv) a right includes a benefit, remedy, discretion, authority or power;

          (v) an obligation includes a warranty or representation and a reference to a failure to observe or perform an obligation includes a breach of warranty or representation;

          (vi) time is to local time in the State of Florida;

          (vii) "$" or "dollars" is a reference to the lawful currency of the United States of America;

          (viii) AUD is reference to the lawful currency of Australia; and

          (ix) writing includes any mode of representing or reproducing words in tangible and permanently visible form, and includes facsimile transmission.

     (d) the language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto; the parties acknowledge that each party and its counsel have reviewed and revised this Agreement (or have been given the opportunity to review and revise the Agreement) and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, will not be employed in the interpretation of this Agreement.

1.3  HEADINGS

     Headings do not affect the interpretation of this Agreement.

2    Employment of Executive

     Subject to CLAUSE 11, the Company shall employ the Executive and the Executive shall serve the Company as President and shall serve HeartWare Australia as a director and Chief Executive Officer. In his capacity as President of the Company, he shall report to, and receive direction from, the Board. The parties agree that the Executive is not, by reason of this Agreement or otherwise, an employee of HeartWare Australia.

3    Term

     The Employment will commence on the Commencement Date and continue until terminated in accordance with this Agreement. This employment relationship is of no set duration.

4    Location

     The Executive will be based at Company premises to be located in or near the City of Boston, Massachusetts, but the Executive acknowledges that, from time to time, the Executive will be required to perform his duties at such other place or places as the needs of the Company or HeartWare Australia may reasonably require. The Company and HeartWare Australia acknowledge that it is their present intention to establish a non-manufacturing facility of the Company in or near the City of Boston, Massachusetts, within six (6) months from the Commencement Date. The location of such facility shall be mutually agreed upon by the Executive and the HeartWare Australia Board.

5    Hours

     The Executive will work during the normal business hours of the Company and such other hours as are reasonably necessary for the Executive to perform his duties. The Executive acknowledges and agrees that, having regard to the nature and seniority of the Executive's position and the operational requirements of the Company and HeartWare Australia, such additional hours are reasonable.

     The Executive acknowledges that he is an exempt employee under the wage-hour laws of the United States and Massachusetts and, as such, he is not required to be paid, and will not be entitled to, any remuneration beyond that specified in this Agreement for work performed outside normal business hours.

6    Duties

6.1  GENERAL DUTIES

     The Executive will:

     (a) perform the duties assigned to the Executive from time to time that are consistent with the positions for which he is being engaged and comply with all lawful directions given to the Executive by the Board, the HeartWare Australia Board and any person duly authorised by the Board or the HeartWare Australia Board, to the extent such directions would not reasonably be expected to result in a violation of the terms of this Agreement or applicable law;

     (b) promote and enhance the interests, welfare, business, profitability, growth and reputation of the Company, HeartWare Australia and the rest of Group;

     (c) not intentionally do anything which is or may be harmful to the Company, HeartWare Australia or any other company in the Group;

     (d) perform his duties and responsibilities in a proper and efficient manner;

     (e) promptly report to the Board, the HeartWare Australia Board or such person as the Board or the HeartWare Australia Board may from time to time determine, all information and explanations as it may reasonably require in connection with matters relating to the Employment or the business of the Company, HeartWare Australia and any other company in the Group;

     (f) except in the case of absence by reason of illness or incapacity or on leave in accordance with this Agreement, devote substantially all of his business time, attention and abilities to the business of the Company, HeartWare Australia and the rest of the Group, provided that the Executive may engage in non-competitive charitable activities, management of his personal investments, and participate as a member of the board of directors of companies that are not engaged in a Competitive Business, provided that membership by the Executive on such boards of directors has been previously approved by the HeartWare Australia Board in writing (such approval not to be unreasonably withheld), for reasonable periods of time each month so long as such activities do not, individually or in the aggregate, interfere in any significant manner with the Executive's responsibilities under this Employment Agreement;

     (g) not act, or take any action that could reasonably be expected to be, in conflict with the best interests of the Company, HeartWare Australia or any other company in the Group.

6.2  SPECIFIC DUTIES

     Without limiting CLAUSE 6.1, the Executive will perform all of the duties which are ordinarily and customarily performed by a person holding the position of President and/or Chief Executive Officer of a publicly listed company, including the obligations imposed on Executive as a corporate officer by any exchange on which the Company's stock is currently listed or traded or such obligations as may be imposed on him in the future based on the fact that the Company becomes listed on any other exchanges.

7    Remuneration

7.1  SALARY

     As compensation for the Employment as well as the related obligations the Executive has agreed to perform in connection with this Agreement, the Company will pay to the Executive a salary of $350,000 per annum, payable as specified in clause 7.2 below, or on such other periodic basis as may be mutually agreed upon. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.2  SALARY PAYMENTS

     The salary will be paid bi-monthly in arrears by check or via direct deposit into a bank account nominated by the Executive.

7.3  SALARY REVIEW

     The Executive's salary will be reviewed annually. Any additional increase to his salary will be at the sole discretion of the Company.

     The Executive acknowledges and agrees:

     (a) he is not entitled to any remuneration or any other payments or benefits in connection with his appointment to the position of Chief Executive Officer or director of HeartWare Australia, other than as provided under this Agreement; and

     (b) if, during the Employment, the Executive is appointed as a director of the Board or appointed as a director of any board of directors of any other company in the Group, the Executive is not entitled to any increase in his salary or any other payment or fee in connection with the appointment(s).

7.4  BONUS SCHEME

     (a) The Executive is eligible to participate in HeartWare Australia's performance based bonus scheme. Subject to the achievement by the Executive, to the reasonable satisfaction of the HeartWare Australia Board, of the Executive's Key Performance Indicators (which will be determined by the HeartWare Australia Board in consultation with the Executive), the Executive will be paid an amount (which shall not exceed $75,000 in the first year of Employment but may, at the discretion of the HeartWare Australia Board, exceed $75,000 thereafter) by way of an annual bonus payment.

     (b) The Executive may be eligible to participate in other bonus schemes of the Company or HeartWare Australia and the amount of any such bonus payable to the Executive (if any) will be determined by the Company or HeartWare Australia Board (as the case may be), in their absolute discretion. Any such bonuses are not guaranteed.

7.5  SIGN ON BONUS

     On the Commencement Date, the Company will pay to the Executive a one-off bonus payment of $75,000 (less applicable taxes) (Sign-on Bonus). The Executive agrees that if the Employment is terminated by the Company for Cause, or by the Executive for any reason other than for Good Reason (as defined below), within the period of six months from the Commencement Date, the Executive must repay the Sign-on Bonus to the Company in full within 14 days of the date that the Employment is terminated by the Executive. The Executive shall not be required to repay the Sign-on Bonus under any other circumstances.

7.6  OTHER BENEFITS

     The Executive is entitled to such other benefits available generally to Company employees pursuant to Company programs as may be implemented from time to time, such as participation in Group insurance schemes, in accordance with the policies of the Company in place from time to time, subject to the applicable terms and conditions of the benefit plans then in effect. Nothing herein shall affect the Company's ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law. The parties acknowledge that Executive has been provided with access to the summary plan descriptions or similar materials describing the benefits currently available to Company employees, including but not limited to health, dental and disability insurance.

8    Expenses

     On provision of documentary evidence reasonably required by the Company, the Company will reimburse the Executive for all reasonable travelling, accommodation and general expenses incurred by the Executive in the performance of the Executive's duties in connection with the business of the Company, HeartWare Australia or any other company in the Group. This reimbursement shall include reasonable expenses for establishing and maintaining a temporary office for Company business at the Executive's residence, including reasonable videoconferencing capabilities, from the Commencement Date until the Company opens its non-manufacturing facility in or near the City of Boston as described at CLAUSE 4 above. Without otherwise limiting the foregoing, the Executive shall be entitled to travel Business Class on all international flights undertaken for purposes of furthering the business of the Company and HeartWare Australia.

9    Employee Share Option Plan

     (a) On the Commencement Date, HeartWare Australia will grant the Executive options under HeartWare Australia's Employee Share Option Plan (ESOP), subject to the terms of the ESOP.

     (b) The number, exercise price and vesting dates of the options will be as follows:

NUMBER OF   EXERCISE
 OPTIONS      PRICE         VESTING DATE
---------   --------   ---------------------
1,395,316   AUD$1.10    First Anniversary of
                         Commencement Date
1,395,316   AUD$1.10   Second Anniversary of
                         Commencement Date
1,395,316   AUD$1.10    Third Anniversary of
                         Commencement Date
1,395,316   AUD$1.10   Fourth Anniversary of
                         Commencement Date

          The Executive shall have 60 days after the effective date of termination of the Employment to exercise all vested options granted under the ESOP.

     (c) For the avoidance of doubt and without limiting the terms of the ESOP, upon the termination of the Employment, for whatever reason, the Executive will not be entitled to exercise any options that were due to vest under CLAUSE 9(B) after the date that the Employment is terminated, other than any options, the vesting of which is accelerated under CLAUSES 14.2(B), 14.3, 14.4 AND 14.5, and all such unvested options (other than any such accelerated options) will lapse upon the termination of the Employment.

     (d) During the Employment, HeartWare Australia may, at its sole discretion, grant additional options to the Executive under the ESOP.

10   Annual leave

10.1 ENTITLEMENT TO ANNUAL LEAVE

     The Executive shall be entitled to four (4) weeks annual (vacation) leave per annum. Annual leave does not accrue from year to year during the Employment.

10.2 TAKING ANNUAL LEAVE

     (a) Annual leave will be taken at times approved by the Board (acting reasonably).

     (b) Upon the termination of the Employment, the Executive will be paid an amount equal to any accrued, but untaken annual leave.

11   Proprietary Information Agreement

     The Employment is conditional upon the execution by the Executive of the Proprietary Information, Confidentiality and Inventions Assignment Agreement (PROPRIETARY INFORMATION AGREEMENT). The Executive agrees to comply with the terms of the Proprietary Information Agreement. The Executive acknowledges that the Company's willingness to employ him under the terms of this Agreement is contingent upon the Executive's execution of and compliance with the terms of the Proprietary Information Agreement.

12   Acknowledgments

     The Executive acknowledges and agrees that:

     (a) the Company, HeartWare Australia and the rest of the Group have spent and will spend effort and money in establishing and maintaining their customer base, employee skills and the Confidential Information and they have significant value to the Company and the Company has a protectable business interest in its customer base, and Confidential Information, as well as the skills it develops in its employees;

     (b) employment by the Company creates a relationship of confidence and trust with respect to any Confidential Information that may be disclosed to Executive by the Company that relates to the business of the Company or HeartWare Australia or any other member of the Group, as well as any customer, consultant, vendor or supplier of the Company or HeartWare Australia or any other party with whom the Company or any other party with whom the Company agrees to hold such information (including any and all copies thereof) of such party in confidence;

     (c) the business of the Company, HeartWare Australia and the rest of the Group is and is expected to continue to be conducted on a worldwide basis, and the Executive will be actively involved with the business of the Company, HeartWare Australia and other Group members on a worldwide basis;

     (d) the only fair and reasonable manner in which the interests of the Company, HeartWare Australia and the rest of the Group can be protected is by the restraints imposed on the Executive in this Agreement and the Proprietary Information Agreement;

     (e) the Executive has received adequate consideration for the restraint obligations imposed on the Executive in this Agreement and the Proprietary Information Agreement;

     (f) the duration, extent and application of the respective restraints contained in this Agreement and the Proprietary Information Agreement are at the date of this Agreement (and as the parties can at that date foresee) not greater than is reasonably necessary for the protection of the interests of the Company and HeartWare Australia given the nature of the business and undertaking of the Company and HeartWare Australia; and

     (g) Executive represents and acknowledges that he is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive's acceptance of employment or the performance of all duties and services hereunder to the fullest extent of the Executive's ability and knowledge

13   Restrictive Covenants

13.1 NON-COMPETITION

     (a)  During employment

     The Executive will not without the prior written consent of the Company or HeartWare Australia during the Employment either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, shareholder, unitholder, joint venturer, director, trustee, beneficiary, manager, consultant or advisor) carry on, advise, provide services to or be engaged, concerned or interested in or associated with any Competitive

     Business, or be engaged or interested in any public or private work or duties which in the reasonable opinion of the Board or the HeartWare Australia Board may hinder or otherwise interfere with the performance of the Executive of his duties under this Agreement.

     (b)  After employment

     The Executive will not at any time in the 12 months following the termination of the Employment (for whatever reason) without the written consent of the Company or HeartWare Australia:

          (i) on a worldwide basis directly or indirectly in any capacity (whether as principal, agent, partner, employee, shareholder, unit holder, joint venture, director, trustee, beneficiary, manager, consultant or advisor) carry on, advise, provide work or services to or be engaged, concerned or interested in or associated with a Competitive Business; or

          (ii) counsel, procure or otherwise assist any person to do any of the acts referred to in CLAUSE 13.1(B)(I) above.

     Given that the business of the Company and HeartWare Australia and the Group is and is expected to continue to be conducted on a worldwide basis, and the Executive will be actively involved with and intimately familiar with the business of the Company, HeartWare Australia and the Group on a worldwide basis, the Executive acknowledges and agrees that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation provisions set forth below) are therefore not appropriate and would not adequately protect the Company or HeartWare Australia.

     Nothing in this CLAUSE 13.1 prohibits the Executive (whether directly or through nominees) of holding shares listed on a recognised stock exchange, provided the Executive does not hold more than 5% of the issued capital of a company.

13.2 NON-SOLICITATION

     During the Executive's employment with the Company and for twelve (12) months after termination thereof (for whatever reason), the Executive shall not, directly or indirectly, on his own behalf or on behalf of any third party, without the express written consent of the Company or HeartWare
     Australia:

     (a) canvass, solicit, target, induce or entice or endeavour to solicit, target, induce or entice away from the Company or HeartWare Australia, or attempt to divert, reduce or take away, the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company with which Executive was substantively involved during the course of his employment with the Company) of, of any of the clients, customers, vendors, suppliers or accounts, or prospective clients, customers, suppliers, vendors or accounts of the Company, HeartWare Australia or any other company in the Group, that were contacted, solicited or served by the Executive while employed by the Company or supplier to or in the habit of dealing with the Company, HeartWare Australia or any other company in the Group;

     (b) target, recruit, solicit, hire away, or otherwise interfere with the employment relationship of, or endeavour to entice away, any employee of the Company, HeartWare Australia or any other company in the Group, or otherwise induce any such employee to cease their relationship with the Company, HeartWare Australia or the Group; or

     (c) counsel, procure or otherwise assist any person to do any of the acts referred to in CLAUSES 13.2(B) OR (C) above.

     The Executive acknowledges and agrees that, in the event of a breach or threatened breach of any section of this CLAUSE 13 by Executive, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this provision, which shall be in addition to any other remedies available to it, as well as an award of attorneys' fees and costs to cover the expenses it incurs in seeking to enforce this provision.

13.3 GENERAL PROVISIONS

     (a) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company's legitimate interests. Executive acknowledges that, based upon his education, experience, and training, this non-compete provision will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period.

     (b) If any restriction set forth in CLAUSE 13 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

     (c) The restrictions contained in CLAUSE 13 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Executive to be reasonable for such purposes. The Executive agrees that any material breach of CLAUSE 13 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

     (d) The provisions of CLAUSE 13 shall survive termination or expiration of this Agreement.

     (e) The existence of a claim, charge, or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

14   Termination

14.1 TERMINATION FOR CAUSE

     Notwithstanding any other provision contained in this Agreement, the Employment may be terminated by the Company: (A) immediately for "Cause" in the event of a termination under CLAUSE 14.1(B), 14.1(C), 14.1(E), 14.1(H) or 14.1(I); and (B) for "Cause", in the event of a termination under CLAUSE 14.1(A), 14.1(D), 14.1(F) OR 14.1(G), upon the end of a thirty (30) day period from the date of giving of notice to the Executive of a termination for Cause under such CLAUSES, during which period the Executive shall have the right to cure the basis for such termination and, to the extent so cured (if it is reasonably susceptible of cure or correction), the Company shall not be entitled to terminate the Employment for Cause on such basis For purposes of this Agreement, a termination for "Cause" shall mean a termination based on:

     (a)  Executive's material or persistent breach of this Agreement;

     (b) Executive engaging in any act which constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company;

     (c) Executive's conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board or the HeartWare Australia Board brings the Executive, the Board, the HeartWare Australia Board, the Company, HeartWare Australia or any other company in the Group into disrepute;

     (d) Executive's neglect of or negligent performance of his duties under this Agreement;

     (e) Executive's willful unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party;

     (f) Executive repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under this Agreement;

     (g) Repeated failure by the Executive to comply with the lawful directions of the Board that are not inconsistent with the terms of this Agreement; or

     (h) Executive's actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company, HeartWare Australia or any other company in the group into disrepute.

     In the event that Executive's employment is terminated for Cause, the Company will only pay to the Executive the amount of salary and any statutory entitlements to which the Executive is entitled up to the date of such termination.

14.2 TERMINATION WITHOUT CAUSE

     (a) Either the Company or the Executive may terminate the Employment, at any time, by giving three (3) months' prior notice in writing to the other party.

     (b) In the event of any termination of the Employment by the Company for any reason other than for Cause, the Company shall be required to continue to pay the Executive the salary then in effect pursuant to
          Section 7.1 for a period of six (6) months following such termination, and shall continue to provide to the Executive (and his family, where applicable) for such six (6) month period the benefits being provided to Executive pursuant to Section 7.6 immediately prior to such termination. In addition, the Executive shall be entitled to acceleration of a pro rata portion of the options that would otherwise vest on the next anniversary of the Commencement Date following the date of termination, based on the number of months he was employed during the relevant 12 month period through the date of termination (in other words, Executive shall be entitled to accelerated vesting, with the number of options that will be accelerated being determined by a formula, pursuant to which the total annual option entitlement (1,395,316 shares) is multiplied by a fraction, the numerator of which is the number of months actually worked during the relevant twelve month period, measured from the most recent anniversary of the Commencement Date, and the denominator of which is twelve (12)).

     (c) In the event of the termination of the Employment by the Executive pursuant to clause 14.2(a), the Company may elect to pay the Executive three (3) months' salary in lieu of providing notice or any combination of such notice and payment in lieu of notice.

     (d) In the event of the termination of the Employment by the Company pursuant to CLAUSE 14.2(A), the Company may elect to pay the Executive three months' salary in lieu of providing notice or any combination of such notice and payment in lieu of notice, in addition to payment of the other amounts and provisions of the other benefits provided in CLAUSE 14.2(B).

14.3 TERMINATION BY EXECUTIVE FOR "GOOD REASON"

     Notwithstanding the above, at any time after the Commencement Date, the Executive shall have the right to terminate his employment under this Agreement for "Good Reason" (as defined below) upon thirty (30) days' prior written notice to the Company.

     For purposes of this Agreement, "Good Reason" is defined as any one of the following: (i) Company's material breach of any provision of this Agreement; (ii) any material adverse change in Executive's position which results in: (A) a material diminution in any material respect in Executive's position, authority or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion, or (iii) at any time after the thirtieth (30th) month after the Commencement Date the HeartWare Australia Board and Executive shall have mutually determined, acting in good faith, that, in the reasonable performance of his duties under this Agreement, it shall be necessary for Executive to spend more than five (5) nights per month over any consecutive three month period beginning with the twenty-seventh (27th) month following the Commencement Date in the Company's facilities in Florida for the purposes of carrying out the Executives duties and responsibilities under this Agreement, provided, however, that the Executive shall not be permitted to terminate the Employment for Good Reason under this clause (iii) to the extent that the Executive is in Florida facilitating the relocation of substantially all of its non-manufacturing operations to the Boston, Massachusetts, vicinity, and provided, further, that any circumstances alleged by the Executive to constitute Good Reason under clauses (i) and (ii) above of the foregoing shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of such circumstances constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and the Company has not cured any such alleged Good Reason within 30 days of Company's receipt of such written notice.

     A termination for Good Reason shall be treated for all severance purposes as a Termination by the Company other than for Cause and the Executive shall be entitled to receive the benefits set out under CLAUSE 14.2(B). The Executive shall also be entitled to receive any accrued but unpaid salary and holiday leave, and to be reimbursed for any reasonable reimbursable expenses that have not been reimbursed prior to such termination.

14.4 TERMINATION FOR EXECUTIVE'S PERMANENT DISABILITY

     To the extent permitted by applicable law, in the event that the Executive becomes incapacitated due to illness or injury of any kind which prevents or, in the opinion of an independent physician selected at the mutual agreement of the Company and Executive (or, to the extent he is unable to do so, his spouse or other representative), will prevent the Executive from performing his duties under this Agreement for a period of three consecutive months or any periods aggregating three months in any period of 12 months during the period of the Employment, the Company shall be entitled to terminate the Executive's employment. In the event that Executive's employment is terminated due to Executive's permanent disability, Executive shall be entitled to:

     (a) continue to receive the salary then in effect pursuant to Section 7.1 for a period of three (3) months following the effective date of such termination;

     (b) continue to receive the benefits being provided to Executive (and his family, where applicable) pursuant to Section 7.6 immediately prior to such termination for a period of three (3) months following the effective date of termination; and

     (c) acceleration of the options to the extent that Executive's interest shall vest in a pro rata portion of those options, based on the number of months he was employed during the relevant 12 month period through the last day he actually reported to work (in other words, Executive shall be entitled to accelerated vesting, with the number of options that will be accelerated being determined by a formula, pursuant to which the total annual option entitlement (1,395,316 shares) is multiplied by a fraction, the numerator of which is the number of months actually worked during the relevant twelve month period, measured from the most recent anniversary of the Commencement Date, and the denominator of which is twelve (12)).

     Nothing herein shall be deemed to affect Executive's entitlement to any disability benefits he is or may be eligible or entitled to receive in connection with or as a result of his employment with the Company.

14.5 TERMINATION DUE TO EXECUTIVE'S DEATH

     Executive's employment pursuant to this Agreement shall terminate immediately upon the Executive's death. Under such circumstances, Executive's estate shall receive any accrued but unpaid salary. In addition, the Company shall pay Executive's estate the salary then in effect pursuant to Section 7.1 for a period of six (6) months following the effective date of such termination, and, to the extent applicable, the Company shall continue to provide the Executive's family with the benefits being provided pursuant to Section 7.6 immediately prior to such termination for a period of six (6) months following the effective date of termination. Furthermore, Executive's interest in the options in which he was scheduled to vest at the end of the relevant twelve month period shall be accelerated to the extent that Executive's interest shall vest in a pro rata portion of those options, based on the number of months he was employed during the relevant year up through his last day of employment (in other words, Executive shall be entitled to accelerated vesting, with the number of options that will be accelerated being determined by a formula, pursuant to which the total annual option entitlement (1,395,316 shares) is multiplied by a fraction, the numerator of which is the number of months actually worked during the relevant twelve month period, measured from the most recent anniversary of the Commencement Date, and the denominator of which is twelve (12)). Except as provided herein, the Company shall not have any further liability or obligation to the Employee, his/her executors, heirs, assigns or any other person claiming under or through his/her estate.

14.6 DEEMED BREACH

     Termination of this Agreement by either party pursuant to the express terms of CLAUSE 14 shall not constitute a breach of this Agreement by the party terminating the relationship.

14.7 GARDEN LEAVE

     During:

     (a) part or all of any period of notice of termination given by the Executive or the Company; or

     (b) any period not exceeding two weeks during which the Company is investigating any disciplinary issue involving the Executive,

     the Company or HeartWare Australia may, at their sole discretion:

          (i) require the Executive to perform only such duties as the Company or HeartWare Australia may determine or not to perform any duties at all; and/or

          (ii) require the Executive not to have any contact with any employees, customers or business associates of the Company, HeartWare Australia or any other company in the Group other than normal social contact; and/or

          (iii) exclude the Executive from all or any part of the Company's premises, HeartWare Australia's premises or the premises of any other company in the Group,

     provided that the Executive's remuneration will not be withheld or reduced as a result of the Executive complying with such directions.

15   Resignation as an officer

     Upon the termination of the Employment, the Executive shall at the request of the Board or the HeartWare Australia Board (as the case may be) resign without claim for compensation from:

     (a) any office which the Executive holds as a director, secretary or public officer of the Company, HeartWare Australia or the Group, or any other company in which the Executive holds office in connection with the Employment; and

     (b) all such other offices and trusteeships held by the Executive in or in connection with such companies.

     If the Executive fails to resign in accordance with this clause, the Executive irrevocably appoints the chairman of the HeartWare Australia Board as the Executive's attorney with the irrevocable right to sign any agreements or documents on behalf of the Executive and do anything required to give effect to the Executive's resignation. The Executive ratifies and confirms anything done by the Board or the HeartWare Australia Board pursuant to the power conferred by this clause.

16   Company property

16.1 COMPANY PROPERTY

     All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive's possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive's employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. Executive further agrees that should he discover any Company property or Confidential Company Information in his possession after the return of such property has been requested, Executive agrees to return it promptly to Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

16.2 CONFIDENTIAL INFORMATION

     The Executive shall immediately deliver to the Company all Confidential Information, documentation of any description (whether in physical or electronic form) relating to the business of the Company, HeartWare Australia and any other company in the Group and all other property of any description belonging to the Company, HeartWare Australia or any other company in the Group which is in his possession, power or control which is physically capable of delivery on the termination of the Employment with the Company, however caused or at any time at the request of a person authorised by the Board or the HeartWare Australia Board, including all copies of any such property or Confidential Information.

16.3 DESTRUCTION OF PROPERTY

     Instead of delivering any of the above items, the Board or the HeartWare Australia Board may request the Executive to destroy any or all of the above items and certify in writing to the Board or the HeartWare Australia Board (as the case may be) that such items have been destroyed or direct that any or all of the items above contained in computer software or data be destroyed by erasing it from the magnetic media on which it is stored so that the information cannot be recovered or reconstructed.

17   Policies

     The Executive agrees to abide by all policies of the Company and HeartWare Australia as replaced, amended or varied from time to time, to the extent not inconsistent with this Agreement. The policies of the Company and HeartWare Australia, however, are not incorporated into this Agreement.

18   Surveillance

18.1 COMPUTER USE

     From the Commencement Date, on an ongoing basis, the Executive's computer use, including but not limited to internet and email use, may be subject to continuous monitoring through the use of software, in accordance with applicable policies.

18.2 CAMERA SURVEILLANCE

     From the Commencement Date, on an ongoing basis, the Executive may be subject to camera surveillance through visible cameras whilst the Executive is on the Company's or HeartWare Australia's premises, to the extent permitted by applicable law.

19   Severability

     Any provision of this Agreement which is or becomes illegal, void or unenforceable in any jurisdiction is severable, and such provision will be ineffective in that jurisdiction to the extent of the illegality, voidness or unenforceability and will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

20   Governing law

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

21   Arbitration

     The parties agree that, except as discussed in this Agreement, any controversy, claim or dispute arising out of or relating to this agreement or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration before a single arbitrator selected by the parties in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of JAMS (if the parties are unable to reach agreement as to an arbitrator after submission of a written demand for arbitration, then an arbitrator shall be selected pursuant to the applicable JAMS rules. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the company to which the executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent Executive from violating the obligations established in paragraphs 7 through 9 of this agreement. This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.

22   No waiver

     No failure to exercise or any delay in exercising any right, power or remedy under this Agreement in any one instance will operate as a waiver in any subsequent instance. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy. Any waiver by the Company of a beach of any provision of this Agreement in any one instance shall not operate or be construed as a waiver of any subsequent breach hereof.

23   Entire agreement

     Except as otherwise expressly provided herein, this Agreement, along with the Proprietary Information Agreement, constitutes the whole of the terms and conditions of the Employment and supersedes all previous agreements, arrangements, understandings or representations in relation to the Employment, whether oral or written. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

24   Tax consequences

     The Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

25   Notices

     Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

26   Publicity

     Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

27   Non-disparagement

     The Executive shall not, while the Executive is employed by the Company or at any time thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, HeartWare Australia or any other member of the Group, their respective businesses or employees, officers, directors, or stockholders. The Company agrees that, subsequent to the termination of Executive's employment with the Company for any reason, it will refrain from making any public statements that are disparaging of Executive. The Company's obligations under this section extend only to then current officers and members of the board, and only for so long as those individuals are officers or directors of the Company. Nothing herein shall be deemed to prevent the Executive or the Company from complying with their respective legal obligations or responding to a subpoena or other court order.

28   Indemnification of Executive

     Except in the case of negligence, fraud, embezzlement or misrepresentation the Company hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by Section 145 of the Delaware General Corporation Law and to cause any subsidiary of the Company to indemnify and hold harmless Executive to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney's fees and costs incurred in defense of such claims) incurred in connection with the Executive's services as an officer or director of the Company or any of its subsidiaries or affiliates, including HeartWare Australia, if in each of the foregoing cases, (i) Executive acted in good faith and in a manner Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe Executive's conduct was unlawful, and (ii) Executive's conduct did not constitute gross negligence or wilful or wanton misconduct. Without limitation of the foregoing, this Section 28 shall be deemed to grant to the Executive the rights to indemnification provided by the Company's certificate of incorporation and by-laws, as currently constituted, regardless of any subsequent amendment or modification of the applicable provisions of such instruments, with such provisions being deemed incorporated herein by reference. The Company shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) reasonably incurred by the Executive in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise, brought against the Executive in his capacity as an officer of director of the Company or any of its subsidiaries or affiliates, including HeartWare Australia, to the fullest extent permitted under applicable law, provided Executive provides an undertaking pursuant to which he agrees to repay all such advances if it is ultimately determined that Executive is not entitled to indemnification under the circumstances.

     Notwithstanding anything else contained in this Agreement, the above shall not apply where the liability, loss or expense (including reasonable attorney's fees and costs incurred in defense of such claims) incurred by the Executive arise as a result, directly or indirectly, of any claim or action taken against the Executive by the Company, HeartWare Australia or any of their respective subsidiaries or affiliates.

29   Miscellaneous

     (a) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     (b) The Company agrees to reimburse the fees and expenses of Bingham McCutchen, LLP, counsel to the Executive, incurred in connection with the preparation and negotiation of this Agreement and all related matters, such fees and expenses not to exceed $5,000.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

EXECUTED as an agreement.

EXECUTED by HEARTWARE, INC by its   )
duly appointed officer in the       )
presence of:                        )

-------------------------------------   ----------------------------------------
Witness                                 Officer

-------------------------------------   ----------------------------------------
Name of Witness (print)                 Name of Officer (print)


EXECUTED by HEARTWARE LIMITED by    )
its duly appointed officer in the   )
presence of:                        )

-------------------------------------   ----------------------------------------
Witness                                 Officer

-------------------------------------   ----------------------------------------
Name of Witness (print)                 Name of Officer (print)


SIGNED by DOUGLAS E GODSHALL in     )
the presence of:                    )


/s/ Thomas G. Robinson                  /s/ Douglas E. Godshall
-------------------------------------   ----------------------------------------
Witness                                 Douglas E. Godshall

Thomas G. Robinson
Name of Witness (print)